Exhibit 99.1

PRESS RELEASE | March 9, 2023 | Nasdaq:PLL

NORTH AMERICAN LITHIUM PRODUCES FIRST SPODUMENE CONCENTRATE
AS RESTART PLANS ADVANCE

BELMONT, NC, March 9, 2023 – Piedmont Lithium Inc. (“Piedmont” or the “Company”) (Nasdaq:PLL; ASX:PLL), a leading global developer of lithium resources critical to the U.S. electric vehicle (“EV”) supply chain, today announced that its jointly-owned North American Lithium (“NAL”) project has successfully produced initial spodumene concentrate (“SC6”) as plans advance to fully restart the Quebec operation. Approximately 70 metric tons of spodumene concentrate were produced as part of commissioning with first shipment of saleable product targeted for Q3 2023.

Patrick Brindle, Executive Vice President and Chief Operating Officer of Piedmont Lithium, applauded the progress toward full-scale production. “This initial production from NAL underscores the diligence and dedication of the management team to restart the mine and concentrator both on time and on budget. NAL is the most advanced lithium project in terms of development in the U.S. and Canada, and we expect the operation to provide the only major source of new SC6 production in North America in the near term.”

NAL is one of the projects in the portfolio of Sayona Quebec, a joint venture between Piedmont and Sayona Mining Limited (ASX:SYA). In addition to Piedmont’s economic interest in the joint venture, the Company holds an offtake agreement with Sayona Quebec to purchase the greater of 113,000 metric tons per year or 50% of the joint venture’s SC6 production. Piedmont subsequently has agreements with LG Chem and Tesla to provide spodumene concentrate from NAL beginning in H2 2023. Sayona Mining has indicated a target of four shipments from NAL by the end of 2023 totalling 85,000 to 115,000 metric tons.

The statements in the link below were prepared by, and made by, Sayona Mining. The following disclosures are not statements of Piedmont and have not been independently verified by Piedmont. Sayona Mining is not subject to U.S. reporting requirements or obligations, and investors are cautioned not to put undue reliance on these statements. Sayona Mining’s original announcement can be found here.

For further information, contact:

Erin Sanders	Christian Healy/Jeff Siegel
SVP, Corporate Communications &	Media Inquiries
Investor Relations	E: Christian@dlpr.com
T: +1 704 575 2549	E: Jeff@dlpr.com
E: esanders@piedmontlithium.com

About Piedmont Lithium

Piedmont Lithium (Nasdaq:PLL; ASX:PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX:SYA) and in Ghana with Atlantic Lithium (AIM:ALL; ASX:A11). These geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development, and construction activities of Sayona Mining and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont or Sayona Mining will be unable to commercially extract mineral deposits, (ii) that Piedmont’s or Sayona Mining’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Mining, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this press release and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.